Exhibit 99.1
ENERGY TRANSFER PARTNERS ANNOUNCES PRICING OF
$1.5 BILLION OF SENIOR NOTES
DALLAS, TEXAS — May 9, 2011 — Energy Transfer Partners, L.P. (NYSE: ETP) (“ETP”) announced the pricing of $800 million aggregate principal amount of its 4.65% senior notes due 2021 and $700 million aggregate principal amount of its 6.05% senior notes due 2041. The sale of the notes is expected to settle on May 12, 2011, subject to customary closing conditions. ETP intends to use the net proceeds of approximately $1.484 billion from this offering to repay amounts outstanding under its revolving credit facility, to fund capital expenditures related to pipeline construction projects and for general partnership purposes.
RBS, Credit Suisse, SunTrust Robinson Humphrey, BNP PARIBAS and Deutsche Bank Securities are acting as joint book-running managers for the offering. In addition, DnB NOR Markets, RBC Capital Markets, UBS Investment Bank, Mitsubishi UFJ Securities and US Bancorp are co-managing underwriters. The offering is being made by means of a prospectus and related prospectus supplement, copies of which may be obtained from the following addresses:
RBS
600 Washington Boulevard
Stamford, CT 06901
Telephone: 1-866-884-2071
Credit Suisse
Attn: Prospectus Dept.
One Madison Avenue
New York, NY 10010
Telephone: 1-800-221-1037
SunTrust Robinson Humphrey
3333 Peachtree Road, 11th Floor
Mail Code: GA-ATLANTA-3947
Atlanta, GA 30326
Telephone: 1-800-685-4786
BNP PARIBAS
Attn: Syndicate Desk
787 Seventh Avenue
New York, NY 10019
Telephone: 1-800-854-5674
Deutsche Bank Securities
Deutsche Bank Securities Inc.
100 Plaza One, Floor 2
Jersey City, NJ 07311-3901
Telephone: 1-800-503-4611
You may also obtain these documents for free when they are available by visiting EDGAR on the SEC web site at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The offering is made pursuant to an effective shelf registration statement and prospectus filed by ETP with the SEC.
Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Arizona, Arkansas, Colorado, Louisiana, Mississippi, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include more than 17,500 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also holds a 70% interest in a joint venture that owns and operates natural gas liquids storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. ETP also is one of the three largest retail marketers of propane in the United States, serving more than one million customers across the country.
Statements about the offering may be forward-looking statements as defined under federal law. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of ETP, and a variety of risks that could cause results to differ materially from those expected by management of ETP. ETP undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Energy Transfer
Investor Relations:
Brent Ratliff, 214-981-0700
or
Media Relations:
Granado Communications Group
Vicki Granado, 214-599-8785
Cell: 214-498-9272